Manpower Inc.
               5301 North Ironwood Road
              Milwaukee, Wisconsin 53217

                    April 26, 1999




Ashlin Management Company:

     This letter will confirm our agreement with respect to the advisory services to be provided by Mr.
John R. Walter to Manpower Inc. (the "Corporation"):

          1. The Corporation is retaining Mr. Walter, through Ashlin Management Company ("Ashlin"), to provide such advice and assistance respecting the affairs and activities of the Corporation and its direct or indirect subsidiaries (the "Manpower
     Group") as the senior executive officers of the Corporation may reasonably request from time to time, including without limitation, advice on investor relations matters, conceptual strategic planning matters, long-term growth planning and compensation issues. We understand that these services will be rendered on an irregular, part-time basis at such times as are mutually agreed upon by Mr. Walter and the Corporation.

          2. This advisory relationship will begin on the date of this letter and will continue until April 30, 2001, subject to extension by our mutual agreement, unless sooner terminated as provided below (the "Advisory Period").

          3.  In consideration for Mr. Walter's
     services:

               (a)  The Corporation is granting to Mr.
          Walter an option to purchase 175,000 shares of the Corporation's common stock contemporaneously with the execution and delivery of this letter agreement.

               (b)  During the Advisory Period, the
          Corporation will pay Ashlin a fee at the rate of $500,000 per year, payable in equal monthly installments on the first day of each month beginning May 1, 1999.

          4. The Corporation will reimburse Ashlin for all reasonable out-of-pocket expenses incurred by Mr. Walter or Ashlin in the course of performing his services during the Advisory Period, subject to your compliance with the guidelines of the Corporation concerning expense reimbursement.

          5. The Advisory Period will terminate early as follows:

               (a)  The Advisory Period will terminate
          upon Mr. Walter's death.

               (b)  If Mr. Walter becomes physically or
          mentally disabled so as to become unable, for a total of one hundred eighty days within any one year period during the Advisory Period, to perform his duties hereunder when requested, the Corporation may, at its option, terminate the Advisory Period.

               (c)  The Corporation may terminate the
          Advisory Period for "Cause." As used in this letter, "Cause" will mean (i) Mr. Walter's willful engaging in conduct which is demonstrably and materially injurious to the Manpower Group, monetarily or otherwise, (ii) any dishonest or fraudulent conduct which results or is intended to result in gain to Mr. Walter or his personal enrichment at the expense of the Manpower Group, or (iii) Mr.
          Walter's conviction of a felony, misdemeanor or criminal offense, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction which impairs his ability substantially to perform his duties under this letter agreement.

               (d)  You may terminate the Advisory
          Period at any time by delivering notice to the Corporation of your election to terminate.

          4. Mr. Walter will at all times remain an independent contractor and nothing in our arrangement will create an employment relationship between Mr. Walter and the Corporation. Accordingly, the Corporation will not have the right to control or direct the details and means by which Mr. Walter accomplishes his advisory services.

          5. Our agreement as confirmed by this letter will be governed by and construed in accordance with the internal laws of Wisconsin, without regard to principles of conflicts of law.

     If the foregoing conforms with your understanding of our agreement, would you kindly indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to the Corporation.

                              Yours very truly,

                              MANPOWER INC.



                              By: /s/ Terry Hueneke
                                 -------------------
Accepted and agreed to the 26th day
of April, 1999.

ASHLIN MANAGEMENT COMPANY


By: /s/ John R. Walter
  ----------------------
/s/ John R. Walter
---------------------
John R. Walter